Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports 3rd Quarter 2005 Earnings
PHOENIX, July 27, 2005 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced 3rd quarter after tax earnings of $17.1 million on revenues of $298.6 million. Total operating revenues for the third quarter of 2005 increased $59.0 million, or 24.6%, primarily the result of year-over-year increases to our jet fleet. Net income and earnings per share for the 3rd quarter were $17.1 million and 40 cents per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis), respectively, as compared to net income of $9.7 million or 23 cents per share for the same period of fiscal 2004. Pro forma net income for the quarter was $16.5 million, or 39 cents per share. Pro forma net income excluded net investment gains of $0.7 million. This compares to pro forma earnings of $10.8 million, or 25 cents per share for the comparable period of fiscal 2004.
Total Available Seat Miles (ASMs) for the third quarter of 2005 increased 21.9% from the third quarter of 2004, primarily as a result of an increase in the number of regional jets flown from 124 jets as of June 30, 2004 to 142 as of June 30, 2005. During the quarter, the Company took delivery of five 86-seat CRJ-900s for our America West Express operations. At June 30, 2005, Mesa’s fleet of regional jets was comprised of 92 50-seat regional jets, 15 70-seat regional jets and 35 86-seat regional jets (53 America West, 30 United and 59 US Airways). The Company is contractually committed to delivering to America West three 86-seat regional jets, two during the remainder of fiscal 2005 and the third in the first quarter of fiscal 2006. In addition to its regional jet fleet, Mesa operates 40 turboprops, including 16 37-seat DH8-200s (6 America West and 10 United) and 24 B1900s (9 Mesa and 15 US Airways).
As of June 30, 2005, the Company’s cash, marketable securities and debt investments were approximately $258.3 million, which includes $10.1 million of restricted cash.
“In spite of the difficult industry environment, we are pleased to have generated these results,” said Jonathan Ornstein, Mesa’s Chairman and CEO. “Our earnings demonstrate the success of our business model and reflect the commitment of our employees and the continued support of our airline partners. Furthermore, given the Company’s strong financial results and future prospects, we continue to believe our current share price represents a compelling value and we remained active with our share repurchase program, repurchasing over 1.1 million shares during the quarter.”

Mesa’s operating statistics for the three months ended June 30,

	2005	2004	Change

Passengers	3,492,971	2,826,633	23.6%
Available Seat Miles (000s)	2,352,514	1,929,847	21.9%
Revenue passenger miles (000s)	1,677,974	1,419,466	18.2%
Load Factor %	71.3	73.6	-2.3 pts.
Yield (cents)	17.8	16.9	5.3%
Revenue per ASM (cents)	12.7	12.4	2.4%
Operating Cost per ASM (cents) *	11.1	11.2	-0.9%
Operating Cost per ASM, excluding fuel expense (cents) *	7.7	8.4	-8.3%
Average Stage Length (miles)	399.1	401.5	-0.6%

*	Excluding one-time items
Mesa’s operating statistics for the nine months ended June 30,

	2005	2004	Change

Passengers	9,567,626	7,097,863	34.8%
Available Seat Miles (000s)	6,363,062	4,984,240	27.7%
Revenue passenger miles (000s)	4,491,608	3,470,825	29.4%
Load Factor %	70.6	69.6	1.0 pts.
Yield (cents)	18.4	18.3	0.5%
Revenue per ASM (cents)	13.0	12.8	1.6%
Operating Cost per ASM (cents) *	11.5	11.7	-1.7%
Operating Cost per ASM, excluding fuel expense (cents) *	8.2	8.4	-2.4%
Stage Length (miles)	385.7	387.4	-0.6%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	June 30,	June 30,
	2005	2004
Operating revenues:
Passenger	$289,782	$232,519
Freight and other	8,796	7,067

Total operating revenues	298,578	239,586

Operating expenses:
Flight operations	78,295	77,395
Fuel	81,426	53,119
Maintenance	52,302	43,462
Aircraft and traffic servicing	17,221	17,898
Promotion and sales	961	1,454
General and administrative	20,023	15,031
Depreciation and amortization	11,587	7,382
Impairment and restructuring charges	—	1,060

Total operating expenses	261,815	216,801

Operating income	36,763	22,785

Other income (expense):
Interest expense	(11,555)	(6,941)
Interest income	784	296
Other income (expense)	1,778	286

Total other income (expense)	(8,993)	(6,359)

Income before income taxes	27,770	16,426
Income taxes	10,635	6,768

Net income	$17,135	$9,658

Income per common share:
Basic	$0.59	$0.31
Diluted	$0.40	$0.23

Weighted average shares — basic	28,830	31,610
Weighted average shares — diluted	46,154	49,355

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$1,524

	Three Months Ended
	June 30,	June 30,
	2005	2004
PRO FORMA (After tax):

Net income	$17,135	$9,658
Beech 1900 return costs	—	624
Executive compensation payments, net of change in effective tax rate	—	507
Investment (income) loss	(663)	—

Pro forma net income	$16,472	$10,789

Pro forma income per common share
Basic	$0.57	$0.34
Diluted	$0.39	$0.25

Weighted average shares — basic	28,830	31,610
Weighted average shares — diluted	46,154	49,355

Dilutive interest on convertible debentures included in interest expense (after tax)	$1,524	$1,524
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	June 30,	June 30,
	2005	2004
Operating revenues:
Passenger	$801,699	$616,391
Freight and other	25,498	20,412

Total operating revenues	827,197	636,803

Operating expenses:
Flight operations	236,633	216,118
Fuel	213,734	131,819
Maintenance	147,836	117,347
Aircraft and traffic servicing	51,589	47,751
Promotion and sales	3,121	4,545
General and administrative	51,211	47,047
Depreciation and amortization	30,873	18,709
Impairment and restructuring charges (credits)	(1,257)	12,377

Total operating expenses	733,740	595,713

Operating income	93,457	41,090

Other income (expense):
Interest expense	(30,490)	(17,647)
Interest income	1,842	906
Other income	3,032	2,119

Total other income (expense)	(25,616)	(14,622)

Income before income taxes	67,841	26,468
Income taxes	25,983	10,907

Net income	$41,858	$15,561

Income per common share:
Basic	$1.43	$0.49
Diluted	$1.00	$0.39

Weighted average shares — basic	29,297	31,691
Weighted average shares — diluted	46,627	50,005

Dilutive interest on convertible debentures included in interest expense (after tax)	$4,573	$3,808

	Nine Months Ended
	June 30,	June 30,
	2005	2004

PRO FORMA (After tax):

Net income	$41,858	$15,561
Embraer 120 lease return costs	1,052	—
Reversal of Shorts 360 restructuring costs	(775)	—
Beech 1900 return costs	—	7,278
Merger related costs	—	2,228
Executive compensation payments, net of change in effective tax rate	—	3,380
Insurance proceeds	(617)	—
Investment (income) loss	(1,177)	(728)

Pro forma net income	$40,341	$27,719

Pro forma income per common share
Basic	$1.38	$0.87
Diluted	$0.96	$0.63

Weighted average shares — basic	29,297	31,691
Weighted average shares — diluted	46,627	50,005

Dilutive interest on convertible debentures included in interest expense (after tax)	$4,573	$3,808
*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for, GAAP and may be different from pro forma measures used by other companies.
Amounts reported above for prior year pro forma earnings per share amounts have been restated to reflect the Company’s adoption of Emerging Issues Task Force Issue Number 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings Per Share.”

Mesa’s third quarter results will be discussed in more detail on July 27, 2005 at 10:00 AM PDT (Pacific Daylight Time) via teleconference. The live audio Webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 182 aircraft with over 1,100 daily system departures to 165 cities, 44 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in West and Midwest as United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of Regional Aviation Partners and the Regional Aviation Association.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@Mesa-Air.Com
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